                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

James Hawley, CFO                 or            Ehren Lister, Account Executive
CIMA LABS INC.                                  Sharon Merrill Associates, Inc.
(952) 947-8700                                  (617) 542-5300
jim.hawley@cimalabs.com                         elister@investorrelations.com



                       CIMA LABS ANNOUNCES RECORD RESULTS
                            FOR FIRST QUARTER OF 2003
  REVENUES NEARLY DOUBLE, OPERATING INCOME RISES MORE THAN 150% YEAR-OVER-YEAR

May 1, 2003--Eden Prairie, MN--CIMA LABS INC. (NASDAQ NMS: CIMA) today reported record operating results for the first quarter of 2003 ended March 31. Revenues nearly doubled and operating income was up more than 150% from the first quarter of 2002, driven by strong sales of Alavert(TM) and Remeron(R) SolTabs(TM), fast-dissolve medications that CIMA manufactures for its partners Wyeth and Organon.

     - Revenues totaled $16.7 million, an increase of 99% from the year-earlier period and nearly 8% sequentially from $15.5 million in the fourth quarter of 2002.

     - Operating income was $3.9 million (23.2% of revenue), a 158% increase from the first quarter of 2002 and essentially flat with $4.0 million (25.9% of revenues) in the fourth quarter of 2002.

     - Other income, principally investment income on cash reserves, declined $673,000, or approximately 39%, from the first quarter of 2002 due to lower reinvestment rates.

     - Net income was $3.2 million, or $0.22 per share on a diluted basis, compared with first-quarter 2002 net income of $3.4 million, or $0.23 per diluted share. The decline in net income reflects CIMA recording income tax expense in the first quarter of 2003 compared to a small tax benefit recorded in the first quarter of 2002. A detailed discussion of CIMA's tax situation is included later in this release.

"CIMA continued to perform well during the first quarter of 2003," stated Steven
B. Ratoff, chairman and interim CEO. "In addition to generating record revenues on strong sales of Alavert and Remeron SolTabs, our business continued to evolve and mature. Operating income accounted for more than 78% of CIMA's first-quarter 2003 pre-tax income. This represents a significant improvement from the first quarter of 2002, when more than half of CIMA's pre-tax income was generated by our investment portfolio."



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CIMA FIRST-QUARTER FINANCIAL RESULTS / 2

"CIMA's shipments of Remeron SolTabs, our partner Organon's anti-depression medication, reached an all-time high in the first quarter of 2003, reflecting success in both the U.S. and international markets, where Organon continues to make progress with CIMA's fast-dissolve formulation. Remeron SolTab sales appeared not to have been affected by the introduction of a standard tablet generic form of mirtazapine in the U.S. In addition, Organon's ongoing European launch of Remeron SolTabs has been very successful. As a result, we now anticipate that overall customer demand for Remeron SolTabs will peak later in 2003 than we originally expected."

"Sales of Alavert, our partner Wyeth's new over-the-counter fast-dissolve antihistamine, grew rapidly in the first quarter," said Ratoff. "Alavert was launched by Wyteth late in the fourth quarter of 2002 with a strong national marketing and advertising campaign. Based on the market's response, we believe Alavert will be a significant contributor to CIMA's growth in 2003 and well into the future."

During the quarter, CIMA continued to make progress with its product development pipeline. In March, Schwarz Pharma filed the second FDA submission related to its seven-product agreement with the Company, and CIMA expects additional submissions over the next two years. In addition, CIMA continued development of an as-yet-undisclosed branded prescription product for Schering-Plough as well as a fast-dissolve version of Allegra(R) for Aventis. The Company also moved forward on the prescription product it is developing for Alamo Pharmaceuticals. This product is expected to receive FDA approval later this year. In total, CIMA believes its partners will launch one or two new branded prescription products by the end of 2003.

"Turning to our proprietary development activities, during the first quarter we made significant progress towards optimizing the OraVescent fentanyl formula, and we are currently preparing to conduct additional clinical trials later this year," said Ratoff.

Stated chief operating officer John Hontz, Ph.D., "Planning for the expansion of our manufacturing capacity has been a major focus for CIMA. The goal for these expansion efforts is to meet our partners' anticipated requirements for 2004. These plans include the installation of a bottling production line at our Brooklyn Park, Minnesota, facility by the end of 2003. In addition, we also are planning the addition of a third production line at our Eden Prairie, Minnesota facility by the end of the year. This expansion would double our annual capacity for blister-packaged tablets."



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CIMA FIRST-QUARTER FINANCIAL RESULTS / 3

FINANCIAL REVIEW

First-quarter 2003 sales of branded prescription and over-the-counter fast-dissolve products that CIMA manufactures for its partners increased 138% year-over-year and nearly 20% sequentially. "First-quarter sales benefited from the strength of Remeron SolTabs, both domestically and internationally, as well as solid performance from Zomig and the continued growth of Alavert," said James Hawley, CIMA's chief financial officer.

CIMA receives product development fees and licensing revenues from its collaborative partners. In the first quarter of 2003, this revenue category decreased by 31% from the year-earlier period and by 44% sequentially. "Product development and licensing revenue reflects the timing of milestone payments and development work on certain projects, and can vary from quarter to quarter. This was the primary reason for the decline in product development fees and licensing revenues for the first quarter," said Hawley.

CIMA's collaborative partners pay royalties based on their sales of the fast-dissolve products manufactured by the Company. Royalties on our partners' sales of the Company's fast-dissolve products increased by 172% in the first quarter of 2003 from first-quarter 2002 and by 19% from the sequential fourth quarter. The sequential growth in royalty payments is primarily attributable to an increase in royalty payments from Wyeth for Alavert.

Other income, principally investment income on cash reserves, declined to $1.1 million in this year's first quarter from $1.7 million in the year-earlier period due primarily to lower reinvestment interest rates on cash reserves.

CIMA has approximately $2 million of tax benefits remaining to be recognized, which it expects to record in future quarters in 2003. A normalized tax rate of approximately 40% is expected to apply to CIMA's earnings subsequent to recognizing the remaining $2 million of tax benefits. Excluding tax benefits of $200,000, earnings per diluted share at the fully taxed rate of 40% would be $0.20 for the first quarter of 2003 compared with $0.13 for the first quarter of 2002. CIMA's fully taxed earnings per share are a non-GAAP financial measure that the Company is using to provide a comparison to prior quarters.

Cash and available-for-sale securities totaled $133 million at the end of the first quarter, compared with $131.7 million at the end of 2002. "CIMA's solid balance sheet and our expectation of continued strong cash flow from operating activities provide us with ample resources to fund our capital expansion projects and our investment in proprietary product development," said Hawley.



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CIMA FIRST-QUARTER FINANCIAL RESULTS / 4


OUTLOOK
"We believe that for the year 2003 our partners may sell as much as $500 million of products incorporating CIMA's technology," said Ratoff. "This would be more than double the $236 million sold in 2002. In addition, our anticipated growth in manufacturing and royalty revenues will continue to improve our ratio of operating income to other income, demonstrating the increasing maturity of our business as we continue to gain momentum with our pharmaceutical partners. Given this outlook, we continue to have confidence in our full-year revenue and earnings guidance."

SECOND-QUARTER AND FULL-YEAR 2003 GUIDANCE
For the second quarter of 2003, CIMA expects revenues to be in the range of $17.5 million to $19.0 million. Earnings per diluted share, based on an anticipated tax rate of 32% to 34%, are expected to be in the range of $0.22 to $0.25.

For the full year 2003, the Company continues to expect revenue to be in the range of $70 million to $75 million. Earnings per share, based on a full-year tax rate of 31% to 33%, are expected to be in the range of $1.07 to $1.17 per diluted share.

FIRST QUARTER CONFERENCE CALL AND REPLAY
CIMA will review its first-quarter operating results in a conference call at 4:30 p.m. ET today. A replay of the conference call will be available for one week by dialing 719-457-0820 and providing the 248242 confirmation code. Investors also can listen to the conference call at www.cimalabs.com. Listeners should go to the Web site at least 15 minutes before the scheduled start time to download and install any necessary audio software.

ABOUT CIMA LABS
CIMA develops and manufactures prescription and over-the-counter products based upon its proprietary, fast-dissolve drug delivery technologies, OraSolv(R) and DuraSolv(R). Based on its technologies, an active drug ingredient, which the Company frequently taste-masks, is formulated into a new, orally disintegrating dosage form that dissolves quickly in the mouth without chewing or the need for water. CIMA's business involves a dual operating strategy. The Company develops and manufactures fast-dissolve versions of drugs for pharmaceutical company partners for whom CIMA currently produces three branded prescription pharmaceuticals and three over-the-counter brands. CIMA also is developing proprietary products utilizing its fast-dissolve technologies, as well as its new OraVescent(R) enhanced absorption, transmucosal drug delivery system.




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CIMA FIRST-QUARTER FINANCIAL RESULTS / 5

SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to CIMA's financial expectations for earnings and revenues for the second quarter and full year 2003, income tax benefits, new product introductions, marketing efforts of third parties, total sales of CIMA manufactured products, manufacturing capacity, and category leadership. A number of factors could cause actual results to differ materially from CIMA's assumptions and expectations. These factors include the successful completion of feasibility projects, consumer acceptance of CIMA's products, the receipt of firm orders for CIMA's products, the success of pharmaceutical companies in marketing CIMA's products, production costs, production yields, agreeing to commercial terms with pharmaceutical companies for new collaborative development and license agreements, capacity utilization of product development and manufacturing resources, the outcome of tests in humans of proposed products, returns on investments, and recognition of income tax benefits. Additional factors that may cause actual results to differ from CIMA's assumptions and expectations include those set forth under the heading "Factors That Could Affect Future Results" included in CIMA's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

Financial Statements Follow . . .



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CIMA FIRST-QUARTER FINANCIAL RESULTS / 6


                       CONDENSED STATEMENT OF OPERATIONS
                        (in thousands, except per share)

                                                                                   Unaudited
                                                                              Three Months Ended
                                                                                    March 31
                                                                         ----------------------------
                                                                           2003                2002
                                                                         --------            --------
Operating Revenues:
  Net sales                                                              $ 10,068            $  4,238
  Product development fees and licensing                                    1,603               2,307
  Royalties                                                                 5,002               1,838
                                                                         --------            --------
Total operating revenues                                                   16,673               8,383

Operating expenses:
  Cost of goods sold                                                        7,768               3,285
  Research and product development                                          2,507               2,010
  Selling, general and administrative                                       2,534               1,590
                                                                         --------            --------
Total operating expenses                                                   12,809               6,885

Operating income                                                            3,864               1,498

Other income                                                                1,066               1,739
                                                                         --------            --------

Income before provision for taxes                                           4,930               3,237
Income tax expense (benefit)                                                1,772                (168)
                                                                         --------            --------

Net income                                                               $  3,158            $  3,405
                                                                         ========            ========

Net income per basic share                                               $   0.22            $   0.24

Net income per diluted share                                             $   0.22            $   0.23

Weighted average of number of shares:
  Basic                                                                    14,282              14,159
  Diluted                                                                  14,636              14,655

Pro forma: assumes income before tax is subject to
tax at a normalized rate of 40% (unaudited):
  Net income as reported                                                 $  3,158            $  3,405
  add back: Tax expense (benefit) as reported                               1,772                (168)
  less: tax expense at 40%                                                 (1,972)             (1,295)
                                                                         --------            --------

  Pro forma net income                                                   $  2,958            $  1,942
  Pro forma net income per diluted share                                 $   0.20            $   0.13






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CIMA FIRST-QUARTER FINANCIAL RESULTS / 7





                          SELECTED BALANCE SHEET DATA
                                 (in thousands)

                                                                             March 31, 2003      December 31, 2002
                                                                              (unaudited)            (audited)
Cash, cash equivalents and available-for-sale
securities - current & non-current                                          $    132,956          $    131,681
Trade accounts receivable, net                                                    13,427                14,621
Inventories, net                                                                   4,764                 4,082
Property, plant & equipment, net                                                  67,497                61,074
Deferred tax assets, net                                                           9,910                11,414
Total assets                                                                     231,135               225,353
Current liabilities                                                               14,193                12,052
Stockholder's equity                                                             216,942               213,301



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